Exhibit 10.90

RADIATION THERAPY INVESTMENTS, LLC

A Delaware Limited Liability Company

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of March 25, 2008

THE COMPANY INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE COMPANY INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT, DATED AS OF THE DATE HEREOF, BY AND AMONG THE COMPANY AND CERTAIN INVESTORS, AS AMENDED OR MODIFIED FROM TIME TO TIME, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH INTERESTS UNTIL SUCH TRANSFER IS IN COMPLIANCE WITH SUCH SECURITYHOLDERS AGREEMENT. A COPY OF THE AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER OF SUCH INTERESTS UPON WRITTEN REQUEST AND WITHOUT CHARGE.

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SCHEDULES AND EXHIBITS

Schedule A	—	Schedule of Units
Schedule B	—	Schedule of Members

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
RADIATION THERAPY INVESTMENTS, LLC
A Delaware Limited Liability Company

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Radiation Therapy Investments, LLC, dated and effective as of March 25, 2008 (this “Agreement”), by and among Radiation Therapy Investments, LLC, a Delaware limited liability company (the “Company”), Vestar Capital Partners V, L.P., a Delaware limited partnership (“Vestar V”), Vestar Capital Partners V-A, L.P., a Cayman Islands exempted limited partnership, Vestar Executive V, L.P., a Cayman Islands exempted limited partnership, Vestar Holdings V, L.P., a Cayman Islands exempted limited partnership, Vestar/Radiation Therapy Investments, LLC, a Delaware limited liability company (“Vestar/RTS” and, together with Vestar V, Vestar Capital Partners V-A, L.P., Vestar Executive V, L.P. and Vestar Holdings V, L.P., “Vestar”). TCW/Crescent Mezzanine Partners V, L.P., a Delaware limited partnership, TCW/Crescent Mezzanine Partners VB, L.P., a Delaware limited partnership, TCW/Crescent Mezzanine Partners VC, L.P., a Delaware limited partnership, MAC Equity Holdings, LLC, a Delaware limited liability company, New York Life Investment Management Mezzanine Partners II, LP, a Delaware limited partnership, NYLIM Mezzanine Partners II Parallel Fund, LP, a Delaware limited partnership, the persons set forth on the signature pages hereto as Management Members and each other Person who at any time becomes a Member in accordance with the terms of this Agreement and the Act, is approved and adopted by the Board of Managers of the Company on the date hereof without consent of the Members in accordance with Section 9.5 of the Original Agreement (as defined below). Any reference in this Agreement to Vestar or any other Member shall include such Member’s Successors in Interest, to the extent such Successors in Interest have become Substituted Members in accordance with the provisions of this Agreement.

WHEREAS, the Company was formed as a limited liability company pursuant to the Act by the filing of its Certificate of Formation with the Secretary of State of the State of Delaware on October 9, 2007;

WHEREAS, the Company executed and delivered that certain Limited Liability Company Agreement of the Company on October 10,2007;

WHEREAS, on February 21, 2008, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 19, 2007, by and among Radiation Therapy Services, Inc., a Delaware corporation (“RTS”), Radiation Therapy Services Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Parent”), RTS MergerCo, Inc., a Florida corporation and wholly owned subsidiary of Holdings (“Merger Sub”), and the Company (solely for purpose of Section 7.2 thereof), (i) Merger Sub merged with and into RTS, with RTS surviving as a direct wholly-owned Subsidiary of the Parent, and (ii) certain Management Members either contributed common stock of RTS to the Company or invested cash in the Company, in each case, in exchange for Preferred Units and Class A Units of the Company pursuant to certain Management Stock Contribution and Unit Subscription Agreements (the “Contribution Agreements”).

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Company and its Members entered into an Amended and Restated Limited Liability Company Agreement on February 21, 2008 (the “Original Agreement”);

WHEREAS, under the Company’ s 2008 Unit Award Plan, the Board of Managers of the Company or any person designated by the Board of Managers may grant the right to purchase Class B Units and Class C Units of the Company to participants in the plan, in each case pursuant to those certain incentive unit subscription agreements (the “Management Grant Agreements”),;

WHEREAS, in connection with the issuance of Units to certain lenders who are providing mezzanine financing to RTS, the Board of Managers desires to amend and restate the Original Agreement in accordance with Section 9.5 of the Original Agreement; and

WHEREAS, concurrent with the execution of this Agreement, the parties hereto are entering into that certain Amended and Restated Securityholders Agreement (the “Securityholders Agreement”), setting forth certain rights, powers and obligations of the Members with respect to the Company and their membership interests therein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree that the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions.

Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. Sections 18-101 et seq., as it may be amended from time to time, and any successor to the Act.

“Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 7.4 by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.

“Adjusted Capital Account Deficit” means, with respect to any Person’s Capital Account as of the end of any taxable year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Capital Account balance shall be (i) reduced for any items described in Regulations Section l.704-1(b)(2)(ii)(d)(4), (5) and (6), and (ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Regulations Section 1.704-l(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or Regulations Sections 1.704-2(g)(l) and 1.704-2(i) (relating to minimum gain).

“Affiliate” when used with reference to another Person means any Person (other than the Company), directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person. In addition, Affiliates of a Member shall include all partners, officers, directors, employees and former partners, officers and employees of, all consultants or advisors to, and all other Persons who directly or indirectly receive compensation from, such Member.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” means any Transferee to which a Member or another Assignee has Transferred all or any portion of its interest in the Company in accordance with the terms of this Agreement, but that is not a Member.

“Assumed Tax Rate” means, for any taxable year, the highest marginal effective rate of federal, state and local income tax applicable to an individual resident in New York, New York (or, if higher, a corporation doing business in New York, New York), taking account of any differences in rates applicable to ordinary income, dividends and capital gains and any allowable deductions in respect of such state and local taxes in computing a Member’s liability for federal income tax; provided that the Assumed Tax Rate for ordinary income initially shall be set at 45 percent, with the right of the Vestar Majority Holders to request, by written notice to the Company, a recomputation of the Assumed Tax Rate, which recomputation shall remain in effect until such time as the Vestar Majority Holders request a subsequent recomputation.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (i) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (ii) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they become due; (iii) the failure of such Person to pay its debts as such debts become due; (iv) the making by such Person of a general assignment for the benefit of creditors; (v) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a Bankruptcy petition filed against him in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (vi) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of 60 consecutive calendar days.

“Board of Managers” means the Board of Managers established pursuant to Section 6.2.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.5(a).

“Capital Contributions” means the amount of any cash or cash equivalents, or the Fair Market Value of other property, that a Member contributes to the Company with respect to any Unit or other Equity Securities issued pursuant to Article III (net of liabilities assumed by the Company or to which such property is subject).

“Catch-up Account” has the meaning set forth in Section 4.5.

“Catch-up Amount” has the meaning set forth in Section 4.5.

“CEO” means the Chief Executive Officer of the Company.

“Certificate” has the meaning set forth in Section 2.1.

“CFO” means the Chief Financial Officer of the Company.

“Change of Control” has the meaning set forth in Section 6.10(b)(i).

“Class A Members” means the Members holding Class A Units.

“Class A Unitholders” means the Unitholders holding an Economic Interest in Class A Units.

“Class A Units” means the Units having the rights and obligations specified with respect to Class A Units in this Agreement.

“Class B Fraction” means, as of any date of determination, the lesser of (A) one and (B) a fraction, the numerator of which is the number of Class B Units outstanding at the date of any such determination (provided that, as to any portion of a distribution in which a particular Class B Unit does not participate, by reason of the proviso to Section 4.1(d), relating to the Floor Amount for that Class B Unit, such Class B Unit shall not be considered to be outstanding for this purpose) and the denominator of which is the number of Class B Units authorized at the date of any such determination, as each of the numerator and denominator may be adjusted in the event of a recapitalization, split, dividend or other reclassification affecting the Class B Units.

“Class B Members” means the Members holding Class B Units.

“Class B Unitholders” means the Unitholders holding an Economic Interest in Class B Units.

“Class B Units” means the Units having the rights and obligations specified with respect to Class B Units in this Agreement.

“Class C Fraction” means, as of any date of determination, the lesser of (A) one and (B) a fraction, the numerator of which is the number of Class C Units outstanding at the date of any such determination (provided that, as to any portion of a distribution in which a particular Class C Unit does not participate, by reason of the proviso to Section 4.1(d), relating to the Floor Amount for that Class C Unit, such Class C Unit shall not be considered to be outstanding for this purpose) and the denominator of which is the number of Class C Units authorized at the date of any such determination, as each of the numerator and denominator may be adjusted in the event of a recapitalization, split, dividend or other reclassification affecting the Class C Units.

“Class C Members” means the Members holding Class C Units.

“Class C Unitholders” means the Unitholders holding an Economic Interest in Class C Units.

“Class C Units” means the Units having the rights and obligations specified with respect to Class C Units in this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Company” has the meaning set forth in the preamble hereto.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Regulations Section 1.704-2(d).

“Company Sale” shall mean the dissolution of the Company in accordance with this Agreement or the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other Person or group of related Persons (other than Vestar) on an arm’s-length basis, pursuant to which such Person or group of related Persons (i) acquires (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50 percent of (A) the Company’s Units or (B) the total number of shares of RTS or Parent’s common stock outstanding (in each case assuming that all Equity Securities convertible into or exercisable for the Company’s Units or for shares of common stock of RTS or Parent have been so converted or exercised), or (ii) acquires assets constituting all or substantially all of the assets of the Company’s Subsidiaries on a consolidated basis; provided that in no event shall a Company Sale be deemed to include any transaction effected for the purpose of (x) changing, directly or indirectly, the form of organization or the organizational structure of the Company or any of its Subsidiaries or (y) contributing equity securities to entities controlled by the Company.

“Compensation Committee” means the compensation committee of the Board of Managers, if any. For the avoidance of doubt, if no Compensation Committee has been formed by the Board of Managers (or if the Compensation Committee has been dissolved by the Board of Managers), then all actions and decisions permitted or required to be taken by the Compensation Committee hereunder shall be taken by the Board of Managers.

“Control” means, when used with reference to any Person, the power to direct the management or Policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or other understanding (written or oral); the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Contribution Agreements” has the meaning set forth in the recitals hereof.

“Controlled Affiliate” of a Person means any Affiliate of such Person for which such Person either (i) owns in excess of 50% of the voting securities of such Affiliate, or (ii) has the right to designate a majority of the members of the board of directors (or similar governing body) of such Affiliate.

“Current Preferred Return” with respect to each holder of Preferred Units, means such Unitholder’s Preferred Return for the current quarterly period that has accrued but has not yet compounded (in accordance with the definition of Preferred Return).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, then Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, then Depreciation shall be calculated with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Distributable Assets” means, with respect to any fiscal period, all cash receipts of the Company (including from any operating, investing and financing activities) and, if distribution thereof is determined to be necessary or desirable by a majority of the Board of Managers, other assets of the Company from any and all sources, reduced by cash operating expenses, contributions of capital to Subsidiaries of the Company and payments (if any) required to be made in connection with any loan to the Company and any reserve for contingencies or escrow required, in each case, as is determined in Good Faith by the Board of Managers.

“Economic Interest” means a Member’s or Assignee’s share of the Company’s net profits, net losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote in the election of Managers, vote on, consent to or otherwise participate in any decision of the Members or Managers, or any right to receive information concerning the business and affairs of the Company, in each case, except as expressly otherwise provided in this Agreement or required by the Act.

“Equity Securities” means, as applicable, (i) any capital stock, membership interests or other share capital, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Exempt Employee Transfer” has the meaning set forth for such term in the Securityholders Agreement.

“Exempt Individual Transfer” has the meaning set forth for such term in the Securityholders Agreement.

“Exempt NYLIM Transfer” has the meaning set forth for such term in the Securityholders Agreement.

“Exempt TCW Transfer” has the meaning set forth for such term in the Securityholders Agreement.

“Expert” means an independent investment bank, accounting firm or other Person of national standing having particular expertise in the valuation of businesses comparable to that of the Company and its Subsidiaries.

“Fair Market Value” means, with respect to any asset or securities, the fair market value for such assets or securities as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as is determined in Good Faith by the Board of Managers, and subject to the approval of the Vestar Majority Holders.

“Fiscal Quarter” means each fiscal quarter of the Company and its Subsidiaries, ending on the last day of each of March, June, September and December of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, ending on December 31 of each calendar year.

“Floor Amount” means, as to each Class B Unit and Class C Unit, as applicable, the excess, if any, as of the date of issuance of such Unit, of (i) the aggregate Fair Market Value of all of the equity of the Company, over (ii) the sum of (A) the aggregate Unpaid Preferred Return, including Current Preferred Return, with respect to all Preferred Units, (B) the aggregate Unreturned Preferred Capital with respect to all Preferred Units, (C) the aggregate Unreturned Class A Capital with respect to all Class A Units, (D) the aggregate Unreturned Class B Capital with respect to all Class B Units and (E) the aggregate Unreturned Class C Capital with respect to all Class C Units. The Floor Amount may be expressed as an amount per outstanding Unit (taking into account any existing Floor Amount for the outstanding Units), such that, pursuant to the proviso to Section 4. l(d), a newly-issued Class B Unit or Class C Unit shall begin to share in distributions under Section 4.1(d) from and after the point at which the aggregate distributions made pursuant to Section 4.1(d), after the date of issuance of the newly-issued Class B Unit or Class C Unit and with respect to the Units that were outstanding immediately prior to the issuance of the newly-issued Class B Unit or Class C Unit, is equal to the Floor Amount. The Floor Amount for each Class B Unit and Class C Unit issued on February 21, 2008 is equal to zero.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied and maintained throughout the applicable periods.

“Good Faith” shall mean a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case, having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Unitholder to the Company shall be the gross Fair Market Value of such asset on the date of the contribution.

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times:

(A) the acquisition of an additional interest in the Company after February 21, 2008 by a new or existing Unitholder in exchange for more than a de minimis Capital Contribution, if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Unitholders in the Company;

(B) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing or a new Member acting in a partner capacity or in anticipation of becoming a partner;

(C) the distribution by the Company to a Unitholder of more than a de minimis amount of Company property as consideration for an interest in the Company, if the Board of Managers reasonably determine that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Unitholders in the Company;

(D) the liquidation of the Company within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(g); and

(E) such other times as the Board of Managers shall reasonably determine to be necessary or advisable in order to comply with Regulations promulgated under Subchapter K of Chapter 1 of the Code.

(iii) The Gross Asset Value of any Company asset distributed to a Unitholder shall be the gross Fair Market Value of such asset on the date of distribution.

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(M); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that the Board of Managers determine that an adjustment pursuant to subparagraph (ii) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

(v) With respect to any asset that has a Gross Asset Value that differs from its adjusted tax basis, Gross Asset Value shall be adjusted by the amount of Depreciation rather than any other depreciation, amortization or other cost recovery method.

“HSR Act” has the meaning set forth in Section 7.2(f).

“Income” means individual items of Company income and gain determined in accordance with the definitions of Net Income and Net Loss.

“Indebtedness” shall mean, for any Person at the time of any determination, without duplication, the following obligations, contingent or otherwise: (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (iii) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person other than a Permitted Lien, (iv) the capitalized portion of lease obligations under capitalized leases, (v) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), (vi) all obligations of such Person upon which interest charges are customarily paid or accrued and (vii) any other obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness (other than trade payables or current liabilities incurred in the Ordinary Course of Business).

“Initial Capital Contribution” means any Capital Contribution made by a Member or other Person in connection with the issuance of new units or other securities of the Company.

“Initial Issuance Date” means February 21,2008.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Subsidiaries, any filing or agreement to file a financing statement as a debtor under the Uniform

Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement.

“Loss” means individual items of Company loss and deduction determined in accordance with the definitions of Net Income and Net Loss.

“Management Grant Agreements” has the meaning set forth in the recitals hereof.

“Management Member” means any Member that is an employee of the Company or any of its Subsidiaries.

“Managers” has the meaning set forth in Section 6.2(a).

“Member” means Vestar, the other Persons listed on Schedule B attached hereto and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as such term is defined in the Act) of the Company. Except as otherwise set forth herein or in the Act, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.

“Member Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deduction” has the meaning set forth for the term “partner nonrecourse deduction” in Regulations Section 1.704-2(i)(2).

“Membership Interest” means, with respect to each Member, such Member’s Economic Interest and rights as a Member.

“Merger Agreement” has the meaning set forth in the recitals hereof.

“Net Income” or “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in such taxable income or loss), with the following adjustments:

(i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

(iii) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation shall be taken into account for such Fiscal Year or other period;

(vi) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743 (b) of the Code is required pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Unitholder’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii) notwithstanding any other provision of this definition of Net Income or Net Loss, any items that are specially allocated pursuant to Section 5.2 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Income or Loss available to be specially allocated pursuant to Section 5.2 shall be determined by applying rules analogous to those set forth in this definition of Net Income or Net Loss.

“Nonrecourse Deductions” has the meaning set forth for the term “nonrecourse deductions” in Regulations Section 1.704-2(c).

“Notice” has the meaning set forth in Section 3.3(c).

“Officer” means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 6.8, subject to any resolution of the Board of Managers appointing such Person as an officer or relating to such appointment.

“Ordinary Course of Business” means the ordinary course of the business of the Company and its Subsidiaries consistent with past custom and practice (including with respect to quantity, quality and frequency).

“Original Agreement” has the meaning set forth in the recitals hereof.

“Other Business” has the meaning set forth in Section 6.2(b)(iii).

“Parent” has the meaning set forth in the recitals hereof.

“Permitted Liens” means:

(i) Liens securing Indebtedness permitted to be incurred under Section 6.10(b)(v);

(ii) Liens with respect to taxes, assessments and other governmental charges or levies not yet due and payable;

(iii) deposits or pledges made in the Ordinary Course of Business in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security, governmental insurance and governmental benefits, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations;

(iv) purchase money Liens in any property acquired by the Company or any of its Subsidiaries in the Ordinary Course of Business to the extent permitted by this Agreement;

(v) interests or title of a licensor, licensee, lessor or sublessor under any license or lease permitted by this Agreement;

(vi) Liens in respect of property of the Company or any of its Subsidiaries imposed by applicable law which were incurred in the Ordinary Course of Business, such as warehousemen’s, mechanic’s, statutory landlord’s, materialmen’s, carriers’ or contractors’ liens or encumbrances or any similar Lien or restriction for amounts not yet due and payable;

(viii) easements, rights-of-way, restrictions and other similar charges and encumbrances on real property and minor defects or irregularities in the title thereof that do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use by the Company or any of its Subsidiaries in the Ordinary Course of Business; and

(ix) Liens securing Indebtedness under the Senior Credit Agreement.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Preferred Return” with respect to each Preferred Unitholder means an amount equal to 12% per annum, accrued on a daily basis and compounded quarterly on March 31, June 30, September 30 and December 31 of each year (i.e., 3.0% quarterly), beginning February 21, 2008, from the day on which such Unitholder makes a Capital Contribution in respect of its

Preferred Units through the date of distribution, of the excess, if any, of (i) such Unitholder’s aggregate Capital Contributions in respect of its Preferred Units plus the aggregate amount compounded pursuant to this definition through the end of the previous quarter on each day during such period over (ii) the aggregate amount of all distributions made on or prior to such day to such Unitholder in respect of its Preferred Units, other than Tax Distributions and distributions with respect to Current Preferred Return. For purposes of computing the Preferred Return, each Capital Contribution shall be treated as having been made on the last day of the calendar month in which such Capital Contribution is received by the Company (except for the Initial Capital Contribution, which shall be deemed to have been made on the date of contribution), and distributions shall be deemed to have been made on the last day of the month in which they are made. The Preferred Return shall be computed based on a 360-day year consisting of 12 equal months.

“Preferred Members” means the Members holding Preferred Units.

“Preferred Unitholders” means the Unitholders holding an Economic Interest in Preferred Units.

“Preferred Units” means the Units having the rights and obligations specified with respect to Preferred Units in this Agreement..

“Proceeding” has the meaning set forth in Section 6.13.

“Management Agreement” means, that certain Management Agreement, dated as of February 21, 2008, by and among Vestar Capital Partners, the Company, Parent and RTS.

“Public Offering” has the meaning set forth for such term in the Securityholders Agreement.

“RTS” has the meaning set forth in the recitals hereof.

“Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.2(e).

“Securities” means any debt securities or Equity Securities of any issuer, including common and preferred stock and interests in limited liability companies (including warrants, rights, put and call options and other options relating thereto or any combination thereof), notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, other property or interests commonly regarded as securities, interests in real property, whether improved or unimproved, interests in oil and gas properties and mineral properties, short-term investments commonly regarded as money market investments, bank deposits and interests in personal property of all kinds, whether tangible or intangible.

“Securityholders Agreement” has the meaning set forth in the recitals hereof.

“Senior Credit Agreement” means RTS’ principal senior credit facility, which shall initially be that certain Credit Agreement, dated February 21, 2008, by and among Radiation Therapy Services Holdings, Inc., a Delaware corporation, RTS, Merger Sub, the several banks and other financial institutions or entities from time to time parties to this Credit Agreement and Wachovia Bank, National Association, as administrative agent, issuing bank and swingline lender, and any successor principal credit facility in replacement thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means any Person that has been admitted to the Company as a Member pursuant to Section 7.4 by virtue of such Person receiving all or a portion of a Membership Interest from a Member or its Assignee and not from the Company.

“Successor in Interest” means any (i) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (ii) assignee for the benefit of the creditors of, (iii) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of, or (iv) other executor, administrator, committee, legal representative or other successor or assign of, any Unitholder, whether by operation of law or otherwise.

“Tax Distribution” has the meaning set forth in Section 4.4.

“Tax Distribution Amount” has the meaning set forth in Section 4.4.

“Tax Matters Member” has the meaning set forth in Section 8.4(d).

“Transaction Documents” means, collectively, this Agreement, the subscription agreements between the Company and the Members, the Securityholders Agreement, the Merger Agreement, the Management Agreement, the Management Grant Agreements, the Senior Credit Agreement and all other agreements to which the Company is a party arising out of or in connection with the transactions contemplated under the Merger Agreement, the subscription agreements and the Senior Credit Agreement.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law). The terms “Transferee.” “Transferor,” “Transferred.” and other forms of the word “Transfer” shall have the correlative meanings.

“Unit” has the meaning set forth in Section 3.1(a).

“Unitholder” means a Member or Assignee that holds an Economic Interest in any of the Units.

“Unpaid Preferred Return” with respect to each Preferred Unitholder means the excess, if any, of (i) such Unitholder’s Preferred Return as of the date of any such determination, over (ii) the aggregate amount of all distributions made to such Unitholder pursuant to or in accordance with Section 4.1(c)(A).

“Unreturned Class A Capital” means, with respect to each Class A Unitholder, the excess, if any, of (i) such Unitholder’s aggregate Capital Contributions made in exchange for or on account of its Class A Units, over (ii) the aggregate amount of all distributions made to such Unitholder pursuant to Section 4.1(b).

“Unreturned Class B Capital” means, with respect to each Class B Unitholder, the excess, if any, of (i) such Unitholder’s aggregate Capital Contributions made in exchange for or on account of its Class B Units, over (ii) the aggregate amount of all distributions made to such Unitholder pursuant to Section 4.l(c)(B).

“Unreturned Class C Capital” means, with respect to each Class C Unitholder, the excess, if any, of (i) such Unitholder’s aggregate Capital Contributions made in exchange for or on account of its Class C Units, over (ii) the aggregate amount of all distributions made to such Unitholder pursuant to Section 4.1(c)(C).

“Unreturned Preferred Capital” means, with respect to each Preferred Unitholder, the excess, if any, of (i) such Unitholder’s aggregate Capital Contributions made in exchange for or on account of its Preferred Units, over (ii) the aggregate amount of all distributions made to such Unitholder pursuant to or in accordance with Section 4.1(a).

“Vestar” has the meaning set forth in the preamble hereto.

“Vestar Group” means, collectively, Vestar V, Vestar/RTS and their respective Affiliates.

“Vestar Group Majority” means the holders of a majority of the Units then held by members of the Vestar Group.

“Vestar Majority Holders” means, at any time, the Members holding a majority of the Units then held by the Vestar Unitholders.

“Vestar Unitholders” means the Unitholders holding an Economic Interest in any Units initially issued to Vestar.

Section 1.2 Terms Generally. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the successors and permitted assigns of such Person;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j) references to “$” or “dollars” means the lawful currency of the United States of America;

(k) references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(l) the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II
GENERAL PROVISIONS

Section 2.1 Formation. The Company was formed as a Delaware limited liability company on October 9, 2007 by the execution and filing of a Certificate of Formation (the “Certificate”) by an authorized person under and pursuant to the Act. The Members agree to continue the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2 Name. The name of the Company is “Radiation Therapy Investments, LLC,” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Board of Managers may select from time to time. The Board of Managers may change the name of the Company at any time and from time to time. Prompt notification of any such change shall be given to all Members.

Section 2.3 Term. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of the State of Delaware and shall continue in existence perpetually until termination or dissolution in accordance with the provisions of Section 7.2.

Section 2.4 Purpose; Powers.

(a) General Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

(b) Company Action. Subject to the provisions of this Agreement and except as prohibited by applicable law, (i) the Company may, with the approval of the Board of Managers, enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Member and (ii) the Board of Managers may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

(c) Merger. Subject to the provisions of this Agreement, the Company may, with the approval of the Board of Managers and without the need for any further act, vote or approval of any Member, merge with, or consolidate into, another limited liability company (organized under the laws of Delaware or any other state), a corporation (organized under the laws of Delaware or any other state) or other business entity (as defined in Section 18-209(a) of the Act), regardless of whether the Company is the survivor of such merger or consolidation.

Section 2.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Board of Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.

Section 2.6 Registered Office; Registered Agent: Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board of Managers may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Board of Managers may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records at such place. The Company may have such other offices as the Board of Managers may designate from time to time.

Section 2.7 No State-Law Partnership. The Unitholders intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Unitholder, Manager or Officer shall be a partner or joint venturer of any other Unitholder, Manager or Officer by virtue of this Agreement, for any purposes other than as is set forth in the last sentence of this Section 2.7, and this Agreement shall not be construed to the contrary. The Unitholders intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and each Unitholder and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III
CAPITALIZATION; REDEMPTION RIGHTS

Section 3.1 Units; Initial Capitalization; Schedules.

(a) Units; Initial Capitalization. Each Member’s interest in the Company, including such Member’s interest, if any, in the capital, income, gain, loss, deduction and expense of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement shall be represented by units of limited liability company interest (each a “Unit”). The Company initially shall have four authorized classes of Units, designated Preferred Units, Class A Units, Class B Units and Class C Units, with 527,521.8175 Preferred Units, 10,000,000.0000 Class A Units, 526,262.5000 Class B Units and 967,848.8492 Class C Units authorized for issuance. On the date hereof, the issued and outstanding Units consist of 527,521.8175 Preferred Units,

10,000,000.0000 Class A Units, 505,212.0000 Class B Units and 913,407.3514 Class C Units. The ownership by a Unitholder of Units shall entitle such Unitholder to allocations of profits and losses and other items and distributions of cash and other property as is set forth in Article IV and Article V. The Company may not issue any fractional Units.

(b) Schedule of Units: Schedule of Members. The aggregate number of Units of each class and the aggregate amount of cash Capital Contributions that have been made by the Members and the Fair Market Value of any property other than cash contributed by the Members with respect to the Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) shall be set forth on Schedule A attached hereto. The Fair Market Value of any property contributed by any Management Member with respect to any Units issued on the Initial Issuance Date shall be equal to the amounts set forth in such Management Member’s Contribution Agreement as the consideration for the issuance of the relevant Units. The name and address of each Member shall be set forth on Schedule B attached hereto. Schedules A and B shall remain strictly confidential and shall only be disclosed by the Company to Vestar and the CEO.

Section 3.2 Authorization and Issuance of Additional Units. Subject to the provisions of Section 6.10, the Board of Managers shall have the right to cause the Company to issue and/or create and issue at any time after the date hereof, and for such amount and form of consideration as the Board of Managers may determine, additional Units or other Equity Securities of the Company (including issuing additional Class B Units or Class C Units or creating other classes or series of Units or other Equity Securities having such powers, designations, preferences and rights as may be determined by the Board of Managers). The Board of Managers shall have the power to make such amendments to this Agreement in order to provide for such powers, designations, preferences and rights as the Board of Managers in its discretion deems necessary or appropriate to give effect to such additional authorization or issuance; provided that any such amendment shall not reasonably be expected to have a material and adverse effect on any Unitholder, in its capacity as such, that would be borne disproportionately by such Unitholder relative to other Unitholders holding Units of the same class under this Agreement (unless such Unitholder consents in writing thereto).

Section 3.3 Issuance of Class B Units and Class C Units; Service Providers.

(a) Authorization of Class B Units and Class C Units. Subject to Section 6.10(b), the Class B Units and Class C Units are authorized and reserved for issuance to employees, officers, directors and other service providers of or to the Company and its Subsidiaries, and the Board of Managers or the Compensation Committee from time to time may establish such vesting, forfeiture and repurchase criteria, and such Floor Amount, for any Class B Units and Class C Units as the Board of Managers or the Compensation Committee in its discretion determines (and as may be set forth in the applicable Management Grant Agreement). Any Class B Unit or Class C Unit that is forfeited by any Person pursuant to the provisions of the applicable agreement between such Person and the Company shall be deemed to have been acquired by the Company and may, subject to Section 6.10(b), be re-issued to employees, officers, directors or other service providers of or to the Company and its Subsidiaries at such time and upon such terms and subject to such conditions as the Board of Managers or the Compensation Committee determines.

(b) Profits Interests. Each Person receiving Class B Units and/or Class C Units shall make a timely election under Section 83(b) of the Code with respect to such Units upon their issuance, in a manner reasonably prescribed by the Company. The Company and each Person receiving Class B Units and/or Class C Units hereby acknowledges and agrees that each Person’s Class B Units and/or Class C Units, and the rights and privileges associated with such Class B Units and/or Class C Units, collectively are intended to constitute a “profits interest” in the Company within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, or any successor Internal Revenue Service or Treasury Department regulation or other pronouncement applicable at the date of issuance of Class B Units and/or Class C Units. For so long as Revenue Procedure 2001-43, 2001-2 C.B. 343, is effective, the Company and each Person who receives Class B Units and/or Class C Units hereby agrees (i) that all such Persons will be treated as Unitholders and as partners for federal income tax purposes immediately upon issuance of such Units and (ii) to comply with the provisions of Revenue Procedure 2001-43, and neither the Company nor any such Person shall perform any act or take any position inconsistent with the application of Revenue Procedure 2001-43.

(c) Authorization of Safe Harbor Election. By executing this Agreement, each Member authorizes and directs the Company to elect to have the “safe harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43, 2005-24 I.R.B. 1221 (the “Notice”), apply to any interest in the Company Transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company (and, to the extent that then-applicable guidance permits, in connection with services provided to any Subsidiary). For purposes of making such safe harbor election, the Tax Matters Member is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Company and, accordingly, for execution of a “safe harbor election” in accordance with Section 3.03(1) of the Notice. The Company and each Member hereby agree to comply with all requirements of the safe harbor described in the Notice, including the requirement that each Member shall prepare and file all federal income tax returns reporting the income tax effects of each safe harbor partnership interest issued by the Company in a manner consistent with the requirements of the Notice.

(d) Amendment by Tax Matters Member. Each Member authorizes the Tax Matters Member to amend this Section 3.3 to the extent necessary to achieve substantially the same tax treatment with respect to any profits interest in the Company Transferred to a service provider by the Company in connection with services provided to the Company (and, to the extent that then applicable guidance permits, in connection with services provided to any Subsidiary) as is set forth in, as applicable, Revenue Procedure 93-27, Revenue Procedure 2001-43 or Section 4 of the Notice e.q., to reflect changes from the rules set forth in the Notice in subsequent Internal Revenue Service or Treasury Department guidance), provided that such amendment is not materially adverse to any Member (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all profits interests in the Company Transferred to a service provider by the Company in connection with services provided to the Company or any of its Subsidiaries).

Section 3.4 Capital Accounts.

(a) The Company shall maintain a separate capital account for each Unitholder according to the rules of Regulations Section 1.704-l(b)(2)(iv) (each a “Capital Account”). The Capital Account of each Unitholder shall be credited initially with an amount equal to such Unitholder’s cash contributions and the Fair Market Value of property contributed to the Company by the Unitholder (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to).

(b) The Capital Account of each Unitholder shall (i) be credited with all Income allocated to such Unitholder pursuant to Section 5.1 and Section 5.2, and with the amount equal to such Unitholder’s cash contributions and the Fair Market Value of property contributed to the Company by the Unitholder (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to) and (ii) be debited with all Loss allocated to such Unitholder pursuant to Section 5.1 or Section 5.2, and with the amount of cash and the Gross Asset Value of any property (net of liabilities assumed by such Unitholder and liabilities to which such property is subject) distributed by the Company to such Unitholder.

(c) The Company may, upon the occurrence of the events specified in Regulation Section 1.704-1 (b)(2)(iv)(f), increase or decrease the Capital Accounts of the Unitholders in accordance with the rules of such Regulation and Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

Section 3.5 Negative Capital Accounts. No Unitholder shall be required to pay to any other Unitholder or the Company any deficit or negative balance that may exist from time to time in such Unitholder’s Capital Account (including upon and after dissolution of the Company).

Section 3.6 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any distribution from the Company, except as expressly provided herein.

Section 3.7 Loans From Unitholders. Loans by Unitholders to the Company shall not be considered Capital Contributions. If any Unitholder shall loan funds to the Company, then the making of such loans shall not result in any increase in the Capital Account balance of such Unitholder. The amount of any such loans shall be a debt of the Company to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.8 No Right of Partition. No Unitholder shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any of its Subsidiaries or the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to distributions of specific assets of the Company or any of its Subsidiaries.

Section 3.9 Non-Certification of Units; Legend; Units Are Securities.

(a) Units shall be issued in non-certificated form; provided that the Board of Managers may cause the Company to issue certificates to a Member representing the Units held by such Member. If any Unit certificate is issued, then such certificate shall bear a legend as is set forth in Section 9.2 of the Securityholders Agreement and also substantially in the following form:

This certificate evidences a [Preferred] [Class [A][B][C]] Unit representing an interest in Radiation Therapy Investments, LLC and shall be a security within the meaning of Article 8 of the Uniform Commercial Code.

The interest in Radiation Therapy Investments, LLC represented by this certificate is subject to restrictions on transfer set forth in (i) the Second Amended and Restated Limited Liability Company Agreement of Radiation Therapy Investments, LLC, dated as of March 25, 2008, by and among Radiation Therapy Investments, LLC and each of the members from time to time party thereto, as the same may be amended from time to time and the (ii) the Amended and Restated Securityholders Agreement of Radiation Therapy Investments, LLC dated as of March 25, 2008 by and among Radiation Therapy Investments, LLC and some or all of the members from time to time party thereto, as the same may be amended from time to time.

(b) The Company hereby irrevocably elects that all Units shall be “securities” governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware or analogous provisions in the Uniform Commercial Code in effect in any other jurisdiction. This Section 3.9(b) shall not be amended without the prior written consent of all of the Members, and any purported amendment to this Section 3.9(b) in violation of the foregoing shall be null and void.

ARTICLE IV
DISTRIBUTIONS

Section 4.1 Distributions; Priority. Distributable Assets will be distributed at such times as are determined by the Board of Managers, subject to Section 4.4, in the order and priority set forth below:

(a) first, 100% of the Distributable Assets shall be distributed to the Preferred Unitholders pro rata in accordance with each such Unitholder’s Unreturned Preferred Capital, until each such Unitholder’s Unreturned Preferred Capital has been reduced to zero;

(b) second, after the required distributions pursuant to subparagraph (a) above, 100% of the Distributable Assets shall be distributed to the Class A Unitholders, pro rata in accordance with each such Unitholder’s Unretumed Class A Capital, until each such Unitholder’s Unretumed Class A Capital has been reduced to zero;

(c) third, (A) after the required distributions pursuant to subparagraphs (a) and (b) above, 100% of the Distributable Assets shall be distributed to the Preferred Unitholders, (i) pro rata in accordance with the aggregate amount of such Unitholders’ Current Preferred Return, until each such Unitholder’s Current Preferred Return has been reduced to zero; and (ii) thereafter, pro rata in accordance with each such Unitholder’s remaining Unpaid Preferred Return, until each such Unitholder’s Unpaid Preferred Return has been reduced to zero; (B) after the required distributions pursuant to subparagraph (A) of this Section 4.1(c), 100% of the Distributable Assets shall be distributed to the Class B Unitholders, pro rata in accordance with each such Unitholder’s Unretumed Class B Capital, until each such Unitholder’s Unretumed Class B Capital has been reduced to zero; and (C) after the required distributions pursuant to subparagraphs (A) and (B) of this Section 4.1(c), 100% of the Distributable Assets shall be distributed to the Class C Unitholders, pro rata in accordance with each such Unitholder’s Unretumed Class C Capital, until each such Unitholder’s Unretumed Class C Capital has been reduced to zero; and

(d) fourth, after the required distributions pursuant to subparagraphs (a), (b) and (c) above, all remaining Distributable Assets shall be distributed as follows:

(i) eighty-seven percent (87%) to the Class A Unitholders, ratably among such Unitholders based on the aggregate number of Class A Units held by each such Unitholder immediately prior to such distribution;

(ii) a percentage, equal to the product of (x) five percent (5.00%) multiplied by (y) the Class B Fraction, to the Class B Unitholders, pro rata in accordance with the number of Class B Units held by each such Unitholder immediately prior to such distribution, and (ii) a percentage equal to the product of (x) five percent (5.00%) multiplied by (y) one minus the Class B Fraction, to the Class A Unitholders, pro rata in accordance with the number Class A Units held by each such Unitholder immediately prior to such distribution; and

(iii) a percentage, equal to the product of (x) eight percent (8.00%) multiplied by (y) the Class C Fraction, to the Class C Unitholders, pro rata in accordance with the number of Class C Units held by each such Unitholder, and (ii) a percentage equal to the product of (x) eight percent (8.00%) multiplied by (y) one minus the Class C Fraction, to the Class A Unitholders, pro rata in accordance with the number of Class A Units held by each such Unitholder immediately prior to such distribution;

provided, however, that any Class B Unit or Class C Unit shall share in distributions pursuant to this Section 4.1(d) only from and after the point at which the aggregate amount of distributions to the Unitholders pursuant to this Section 4. l (d) after the date of issuance of the Class B Unit or Class C Unit is equal to the Floor Amount for such Class B Unit or Class C Unit.

Section 4.2 Priority over Form of Consideration. Notwithstanding any other provision in this Agreement, if the Company makes a distribution pursuant to Section 4.1 that includes more than one kind of asset (e.g., cash, equity or debt securities or any combination thereof), then the assets available for distribution shall be distributed ratably among all Unitholders entitled to participate in such distribution; provided that, to the extent cash is included in such assets, such cash shall first be distributed to the Preferred Unitholders if they so elect by vote of holders of a majority of the Preferred Units.

Section 4.3 Successors. For purposes of determining the amount of distributions under Section 4.1, each Unitholder shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors with respect to any of such Unitholder’s Units.

Section 4.4 Tax Distributions. Subject to the Act and to any restrictions contained in any agreement to which the Company is bound and notwithstanding the provisions of Section 4.1, no later than the tenth day of each April, June and September of any calendar year and January of the following calendar year, the Company shall, to the extent of available cash of the Company, make a distribution in cash (each, a “Tax Distribution”) to each Unitholder in an amount equal to the excess of (a) the product of (i) the cumulative taxable income allocated by the Company to the Unitholder through the end of the month immediately preceding the distribution date, in excess of the cumulative taxable loss allocated by the Company to such Unitholder for that period, to the extent that such taxable loss would be available (without regard to any other Tax item of the Unitholder) to offset such taxable income, in each case based upon (x) the information returns filed by the Company, as amended or adjusted to date, and (y) estimated amounts, in the case of periods for which the Company has not yet filed information returns, and (ii) the Assumed Tax Rate applicable to each period, over (b) all prior distributions pursuant to Section 4.1(d) and this Section 4.4. All distributions made to a Unitholder pursuant to this Section 4.4 shall be treated as advance distributions under Section 4.1(d) and shall be taken into account in determining the amount subsequently distributable to a Unitholder under Section 4.1(d). In particular, if, at the time that the Company makes any distribution under Section 4. l (d). any Unitholder has received a share of the aggregate distributions made pursuant to Section 4. l (d) and Section 4.4 that is less than the share that it would have received if all such distributions had been made pursuant to Section 4.1(d) without regard to Section 4.4, then, notwithstanding Section 4.1(d), distributions first shall be made 100 percent to the Unitholders having such a shortfall in such amounts as are required so that each Unitholder has received its appropriate share, determined under Section 4.1(d), of all distributions made by the Company under Section 4.l (d) and this Section 4.4. For the avoidance of doubt, Tax Distributions shall be made only with respect to income of the Company allocated to the Unitholders (as opposed to income recognized by any Member with respect to the issuance or vesting of such Member’s Units). For the purpose of determining the amount of distributions under Section 4.4, each Unitholder shall be treated as having been allocated the cumulative taxable income and received the distributions made to or received by its predecessors with respect to any of such Unitholder’s Units.

Section 4.5 Catch-up Distributions to Class B Unitholders and Class C Unitholders. Notwithstanding any other provision in this Agreement, if, after taking into account distributions made pursuant to Section 4.4, the Company otherwise would make a distribution pursuant to Section 4.1 (d) to holders of unvested Class B Units and/or Class C Units, then the Company shall instead promptly deposit, to the extent of available cash, into a non-segregated bank account held in the name of the Company or any of its Subsidiaries (the “Catch-up Account”) an amount equal to the distributions that would have been made to the holders of such unvested Class B Units and/or Class C Units (as to each unvested Class B Unit or Class C Unit, a “Catch-up Amount”). Upon the vesting of any Class B Unit or Class C Unit in accordance with the terms of the applicable Management Grant Agreement or lapsing of other repurchase criteria established pursuant to Section 3.3(a), the Company shall make a distribution from the Catch-up Account to the holder of such vested Unit in an amount equal to the aggregate Catch-up Amounts with respect to such Unit (together with any amounts earned on such Catch-up Amounts from the respective dates of deposit in the Catch-up Account). If the Company does not have a sufficient amount of available cash in the Catch-up Account to satisfy such Catch-up Amount, then, notwithstanding any other provision in this Agreement, any distribution made pursuant to Section 4.1(d) shall be distributed, first, to the holder of such vested Unit in an amount equal to such shortfall, until the Catch-up Amount in respect of such vested Unit is equal to zero, and, second, in the order and priority set forth in Section 4.l (d). If any unvested Class B Unit or Class C Unit is forfeited or repurchased by the Company in accordance with the provisions of the applicable Management Grant Agreement or other repurchase criteria established pursuant to Section 3.3(a), then the Catch-up Amount with respect to such forfeited Unit (the “Forfeited Amount”), if any, shall be distributed to the Class A Unitholders, ratably among such Unitholders based on the aggregate number of Class A Units held by such Unitholder immediately prior to such distribution. If, at any time, a Catch-up Amount is payable with respect to more than one Class B Unit and/or Class C Unit, then the amount available in the Catch-up Account or to be distributed under Section 4.1(d), as applicable, shall be allocated pro rata among such Units based on their relative Catch-up Amounts until the full Catch-up Amount for each such Unit has been distributed.

Section 4.6 Security Interest and Right of Set-Off. As security for any liability or obligation to which the Company may be subject as a result of any act or status of any Unitholder, or to which the Company may become subject with respect to the interest of any Unitholder, the Company shall have (and each Unitholder hereby grants to the Company) a security interest in all Distributable Assets distributable to such Unitholder to the extent of the amount of such liability or obligation. Whenever the Company is to pay any sum to any Unitholder or any Affiliate or related Person thereof pursuant to the terms of this Agreement, any amounts that such Unitholder or such Affiliate or related Person owes to the Company may be deducted from that sum before payment.

Section 4.7 Certain Distributions. For purposes of this Article IV, a distribution to a Member of property (other than cash) shall be treated as a Tax Distribution pursuant to Section 4.4 (rather than as, for example, a distribution pursuant to Section 4.1 (a), (b) or (c)), in an amount equal to the hypothetical amount of tax that the Member would pay, at the Assumed Tax Rate, if (i) such property were not treated as a distribution of money pursuant to Section 731(c)(2) of the Code (to the extent that Section 731(c)(2) otherwise applies) and (ii) the Member sold the property immediately after receiving such distribution.

ARTICLE V
ALLOCATIONS

Section 5.1 Allocations. Except as otherwise provided in Section 5.2, Net Income and Net Loss (and, if necessary, individual items of Income and Loss) shall be allocated annually (and at such other times as the Board of Managers determines) to the Unitholders in such manner that the Capital Account balance of each Unitholder shall, to the greatest extent possible, be equal to the amount, positive or negative, that would be distributed to such Unitholder (in the case of a positive amount) or for which such Unitholder would be liable to the Company under this Agreement (in the case of a negative amount), if (a) the Company were to sell the assets of the Company for their Gross Asset Values, (b) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability), (c) the Company were to distribute the proceeds of sale pursuant to Section 4.1 (including to the holders of unvested Class B Units and Class C Units that are treated as Unitholders pursuant to Section 3.3) and (d) the Company were to dissolve pursuant to Article VII, minus such Unitholder’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 5.2 Special Allocations.

(a) Loss attributable to Member Nonrecourse Debt shall be allocated in the manner required by Regulations Section 1.704-2(i). If there is a net decrease during a taxable year in Member Minimum Gain, Income for such taxable year (and, if necessary, for subsequent taxable years) shall be allocated to the Unitholders in the amounts and of such character as is determined according to Regulations Section 1.704-2(i)(4). This Section 5.2(a) is intended to be a “partner nonrecourse debt minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith.

(b) Except as otherwise provided in Section 5.2(a), if there is a net decrease in Company Minimum Gain during any taxable year, each Unitholder shall be allocated Income for such taxable year (and, if necessary, for subsequent taxable years) in the amounts and of such character as is determined according to Regulations Section 1.704-2(f). This Section 5.2(b) is intended to be a “minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Unitholder that unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) has an Adjusted Capital Account Deficit as of the end of any taxable year, computed after the application of Section 5.2(a) and Section 5.2(b) but before the application of any other provision of this Article V, then Income for such taxable year shall be allocated to such Unitholder in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.2(c) is intended to be a “qualified income offset” provision as described in Regulations Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) Income and Loss described in clause (iv) of the definition of Gross Asset Value shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Regulations Section 1.704-l(b)(2)(iv)(m).

(e) The allocations set forth in Section 5.2(a) through Section 5.2(d) inclusive (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704-l(b) and 1.704-2 of the Regulations. The Regulatory Allocations may not be consistent with the manner in which the Unitholders intend to allocate Income and Loss of the Company or to make distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, items of Income and Loss of the Company shall be allocated among the Unitholders so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Account balances of the Unitholders to be in the amounts (or as close thereto as possible) they would have been if Income and Loss had been allocated without reference to the Regulatory Allocations. In general, the Unitholders anticipate that this will be accomplished by specially allocating other Income and Loss among the Unitholders so that the net amount of Regulatory Allocations and such special allocations to each such Unitholder is zero.

(f) Income and Loss of the Company shall be allocated in the manner required by proposed Regulations Section 1.704(b)-l(b)(4)(xii)(c) (or any successor guidance dealing with so-called “forfeiture allocations”) from and after the time permitted by applicable final or temporary guidance.

Section 5.3 Tax Allocations.

(a) The income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Unitholders in accordance with the allocation of such income, gains, losses and deductions among the Unitholders for purposes of computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, then the Company’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Unitholders in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value, using the “remedial method” under Regulation Section 1.704-3(d), unless otherwise agreed in writing by the Vestar Majority Holders.

(c) If the Gross Asset Value of any Company asset is adjusted pursuant to the requirements of Regulations Section 1.704-l(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code using such method or methods as the Vestar Group Majority may direct.

(d) In addition to the consent rights set forth in Section 6.10(b), the Vestar Group Majority shall have the sole and exclusive right to determine the method used by the Company or any of its Subsidiaries to make allocations pursuant to Section 704(c) of the Code (including any so-called “reverse” Section 704(c) allocations).

(e) Tax credits, tax credit recapture and any items related thereto shall be allocated to the Unitholders according to their interests in such items as reasonably determined by the Board of Managers taking into account the principles of Regulations Sections 1.704-1 (b)(4)(ii) and 1.704-1 T(b)(4)(xi).

(f) Allocations pursuant to this Section 5.3 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Income, Loss, distributions or other Company items pursuant to any provision of this Agreement.

Section 5.4 Unitholders’ Tax Reporting. The Unitholders acknowledge and are aware of the income tax consequences of the allocations made pursuant to this Article V and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

Section 5.5 Indemnification and Reimbursement for Payments on Behalf of a Unitholder. If the Company is required by law to make any payment to a Governmental Entity that is specifically attributable to a Unitholder or a Unitholder’s status as such (including federal withholding taxes, state or local personal property taxes and state or local unincorporated business taxes), then such Unitholder shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Board of Managers may offset distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 5.5. A Unitholder’s obligation to indemnify the Company under this Section 5.5 shall survive termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.5, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 5.5, including instituting a lawsuit to collect such indemnification, with interest calculated at a rate equal to 10 percent (but not in excess of the highest rate per annum permitted by law).

ARTICLE VI
MANAGEMENT

Section 6.1 The Board of Managers; Delegation of Authority and Duties.

(a) Members and Board of Managers. The Members shall possess all rights and powers as provided in the Act and otherwise by applicable law. Except as otherwise expressly provided for herein, the Members hereby consent to the exercise by the Board of Managers of all such powers and rights conferred on them by the Act with respect to the management and control of the Company. Notwithstanding the foregoing and except as explicitly set forth in this Agreement, if a vote, consent or approval of the Members is required by the Act or other applicable law with respect to any act to be taken by the Company or matter considered by the Board of Managers, each Member agrees that it shall be deemed to have consented to or approved such act or voted on such matter in accordance with a vote of the Board of Managers on such act or matter. Each Class A Unitholder shall have one vote for each Class A Unit held by such Unitholder. Holders of Preferred Units, Class B Units and Class C Units shall not have the right to vote on any matter unless such right is expressly provided herein. If a vote, consent or approval of the Members is required by this Agreement, only the Class A Members shall be entitled to vote, consent or approve unless a right to vote, consent or approve is expressly provided herein to any other Member. Unless otherwise set forth in this Agreement, any vote, consent or approval of any class of Units required by this Agreement shall require a majority of the voting power of the applicable Units. No Member, in its capacity as a Member, shall have any power to act for, sign for or do any act that would bind the Company. The Members, acting through the Board of Managers, shall devote such time and effort to the affairs of the Company as they may deem appropriate for the oversight of the management and affairs of the Company. Each Member acknowledges and agrees that no Member shall, in its capacity as a Member, be bound to devote all of such Member’s business time to the affairs of the Company, and that each Member and such Member’s Affiliates do and will continue to engage for such Member’s own account and for the account of others in other business ventures.

(b) Delegation by Board of Managers. The Board of Managers shall have the power and authority to delegate to one or more other Persons the Board of Managers’ rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member, a Manager or the Company (including Officers), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. The Board of Managers may authorize any Person (including any Member, Officer or Manager) to enter into and perform under any document on behalf of the Company.

(c) Committees. With the consent of at least one Manager designated by the Vestar Group Majority, the Board of Managers may, from time to time, designate one or more committees (including the Compensation Committee), each of which shall be comprised of at least two Managers. Any such committee, to the extent provided in the enabling resolution and until dissolved by the Board of Managers, shall have and may exercise any or all of the authority of the Board of Managers. At every meeting of any such committee, unless otherwise provided in the enabling resolution, the presence of a majority of all the Managers thereof shall constitute a quorum, and the affirmative vote of a majority of the Managers present shall be necessary for the adoption of any resolution. The Board of Managers may dissolve any committee at any time, unless otherwise provided in the Certificate or this Agreement.

Section 6.2 Establishment of Board of Managers.

(a) Managers. There shall be established a board of managers (the “Board of Managers”) composed of such number of persons as is determined by the Vestar Group Majority consistent with Section 2.1 of the Securityholders Agreement, all of whom shall be individuals as determined pursuant to the Securityholders Agreement (“Manager”) who shall be elected by a majority vote of the holders of the Class A Units, voting together as a single class, and each such Unitholder shall have one vote for each Unit held by such Member. The size of the Board of Managers may from time to time be changed with the prior written consent of the Vestar Group Majority in a manner consistent with Section 2.1 of the Securityholders Agreement. Each Manager shall be a “manager” (as such term is defined in the Act) of the Company but, notwithstanding the foregoing, no Manager shall have any rights or powers beyond the rights and powers granted to such Manager in this Agreement. Any Manager may be removed from the Board of Managers at any time by the holders of a majority of the Class A Units in a manner consistent with Section 2.1 of the Securityholders Agreement. Each Manager shall remain in office until his or her death, resignation or removal, and in the event of death, resignation or removal of a Manager, the holders of a majority of the total voting power of the outstanding Units shall fill the vacancy created.

(b) Duties; Investment Opportunities; Conflicts of Interest.

(i) A Manager shall be personally liable to the Company and the other Members for any loss incurred by such Person for acts or omissions in the management of the Company only in the case of gross negligence, willful misconduct, bad faith or breach of fiduciary duty as provided below by such Manager; but a Manager shall not be personally liable to the Company or any Member for any other acts or omissions, including the negligence, strict liability or other fault or responsibility (short of gross negligence, willful misconduct, bad faith or breach of fiduciary duty as provided below) by such Manager. The Board of Managers and any member or committee thereof may consult with counsel and accountants in respect of Company affairs and, provided the Board of Managers (or such member or committee, as the case may be) acts in good faith reliance upon the advice or opinion of such counsel or accountants, the Board of Managers (or such member or committee, as the case may be) shall not be liable for any loss suffered by the Members or the Company in reliance thereon. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereby agree that the Managers, in their capacities as Managers, shall, to the maximum extent permitted by law, including Section 18-1101 (c) of the Act, owe no fiduciary duties to the Company, the Members or any other Person bound by this Agreement; provided, however, that the Managers shall act in accordance with the implied contractual covenant of good faith and fair dealing. Any amendment or modification of the provisions of this Section 6.2(b) shall not adversely affect any rights or protections of a Manager at the time of such amendment or modification. Except as stated in the preceding sentence and the other duties as may be expressly set forth in this Agreement, a Manager shall not be subject to any duties in the management of the Company. And, for the avoidance of doubt, in the event that there is a Company Sale and the Board of Managers or any particular Manager, in such capacity, takes any action to implement, undertake or facilitate such Company Sale at the request of Vestar, then such action shall not be subject to the standards set forth in this Section 6.2(b), but instead shall be considered actions taken to implement the contractual agreements of the parties to this Agreement and not in a fiduciary capacity to the Members.

(ii) In performing such Person’s duties, each of the Managers and the officers of the Company shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Unitholders might properly be paid), of the following other Persons or groups: (A) one or more officers or employees of the Company or any of its Subsidiaries; (B) any attorney, independent accountant or other Person employed or engaged by the Company or any of its Subsidiaries; or (C) any other Person who has been selected with reasonable care by or on behalf of the Company or any of its Subsidiaries, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

(iii) The Members expressly acknowledge that (A) Vestar and its respective Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships with entities other than through the Company or any of its Subsidiaries (an “Other Business”), (B) Vestar and its respective Affiliates may have or may develop a strategic relationship with an Other Business, (C) none of Vestar and its respective Affiliates will be prohibited by virtue of its investment in the Company or any of its Subsidiaries or, if applicable, its service on the Board of Managers from pursuing and engaging in any such activities with Other Businesses, (D) none of Vestar and its respective Affiliates shall be obligated to inform the Company or any of its Subsidiaries of any such opportunity, relationship or investment relating to Other Businesses, (E) the other Members will not acquire or be entitled to any interest or participation in any Other Business except as provided in any agreement with the Company or Subsidiary as a result of the participation therein of Vestar or any of its respective Affiliates, and (F) the involvement of any equityholder of a Member or its Affiliates in any Other Business except as provided in any agreement with the Company or Subsidiary will not constitute a conflict of interest by such Persons with respect to the Company or its Members or any of its Subsidiaries. Nothing in the preceding sentence shall limit the confidentiality obligations of Section 9.4 or, other than as described in this Section 6.2(b)(iii) any fiduciary obligations of the Managers.

(c) Absence. A Manager may designate a Person to act as his or her substitute and in his or her place at any meeting of the Board of Managers. Such Person shall have all power of the absent Manager, and references herein to a “Manager” at a meeting shall be deemed to include his or her substitute. Notwithstanding anything in this Agreement to the contrary, Managers, in their capacities as such, shall not be deemed to be “members” (as such term is defined in the Act) of the Company.

(d) No Individual Authority. No Manager has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures or incur any obligations on behalf of the Company or authorize any of the foregoing, other than acts that are expressly authorized by the Board of Managers.

(e) Conflict. Each provision of this Section 6.2 is subject to the terms and provisions of the Securityholders Agreement, and to the extent any such provisions apply, they are then to be construed as being incorporated in this Agreement and made a part hereof.

(f) Compensation of Directors; Expense Reimbursement. Managers that are also employees or officers of the Company or any of its Subsidiaries shall not receive any stated salary for services in their capacity as Managers; provided, however, that, subject to Section 6.10(b), nothing herein contained shall be construed to preclude any Manager from serving the Company or any Subsidiary in any other capacity and receiving compensation (including Class B Units or Class C Units) therefor. Managers that are not also employees or officers of the Company or any of its Subsidiaries may receive equity based compensation and/or a stated salary for their services as Managers, in each case, as is determined from time to time by the Board of Managers. Managers shall be reimbursed for any reasonable out-of-pocket expenses related to attendance at each regular or special meeting of the Board of Managers (or any committee thereof), subject to the Company’s requirements with respect to reporting and documentation of such expenses.

Section 6.3 Board of Managers Meetings.

(a) Quorum and Voting. A majority of the total number of Managers (including at least one Manager designated by the Vestar Group Majority) shall constitute a quorum for the transaction of business of the Board of Managers and, except as otherwise provided in this Agreement or Section 2.3 of the Securityholders Agreement, the act of a majority of the Managers present at a meeting of the Board of Managers at which a quorum is present shall be the act of the Board of Managers. A Manager who is present at a meeting of the Board of Managers at which action on any matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

(b) Place and Waiver of Notice. Meetings of the Board of Managers may be held at such place or places as shall be determined from time to time by resolution of the Board of Managers. At all meetings of the Board of Managers, business shall be transacted in such order as shall from time to time be determined by resolution of the Board of Managers. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) Regular Meetings. Regular meetings of the Board of Managers may be held as from time to time shall be determined by the Board of Managers. After there has been such determination, and notice thereof has once been given to each Manager, regular meetings of the Board of Managers may be held without further notice being given. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by applicable law or provided for in this Agreement.

(d) Special Meetings. Special meetings of the Board of Managers may be called on at least 24 hours notice to each Manager by any two Managers. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by applicable law or provided for in this Agreement.

(e) Notice. Notice of any special meeting of the Board of Managers or other committee may be given personally, by mail, facsimile, courier or other means and, if other than personally, shall be deemed given when written notice is delivered to the office of the Manager at the address of the Manager in the books and records of the Company.

Section 6.4 Chairman. The Board of Managers shall designate a Manager to serve as chairman. The chairman shall preside at all meetings of the Board of Managers. If the chairman is absent at any meeting of the Board of Managers, a majority of the Managers present shall designate another Manager to serve as interim chairman for that meeting. The chairman shall have no independent authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure or incur any obligations on behalf of the Company or authorize any of the foregoing. The chairman shall not have exclusive power to establish the agenda for any meeting. Any matter proposed for consideration and seconded by at least one Manager other than the proposing Manager shall be deemed properly raised for consideration at any meeting.

Section 6.5 Approval or Ratification of Acts or Contracts. Any act or contract approved or ratified by the Board of Managers shall be as valid and as binding upon the Company and upon all the Members (in their capacity as Members) as if it had been approved or ratified by each Member of the Company.

Section 6.6 Action by Written Consent. Any action permitted or required by the Act, the Certificate or this Agreement to be taken at a meeting of the Board of Managers or any committee designated by the Board of Managers may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by a majority of the Managers or representatives of such other committee, as the case may be, subject to Section 2.3 of the

Securityholders Agreement. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board of Managers or any such other committee, as the case may be.

Section 6.7 Meetings by Telephone Conference or Similar Measures. Subject to the requirements of this Agreement for notice of meetings, the Managers, or representatives of any other committee designated by the Board of Managers, may participate in and hold a meeting of the Board of Managers or any such other committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 6.8 Officers.

(a) Designation and Appointment. The Board of Managers may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board of Managers), including employees, agents and other Persons (any of whom may be a Member or Manager) who may be designated as Officers of the Company, with such titles as and to the extent authorized by the Board of Managers. Any number of offices may be held by the same Person. In its discretion, the Board of Managers may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officers so designated shall have such authority and perform such duties as the Board of Managers may from time to time delegate to them. The Board of Managers may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board of Managers.

(b) Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board of Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause at any time by the Board of Managers. Designation of an Officer shall not of itself create any contractual or employment rights.

(c) Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

Section 6.9 Management Matters.

(a) Transfer of Property. All property owned by the Company shall be registered in the Company’s name, in the name of a nominee or in “street name” as the Board of Managers may from time to time determine. Any corporation, brokerage firm or transfer agent called upon to Transfer any Securities to or from the name of the Company shall be entitled to rely on instructions or assignments signed or purported to be signed by any Officer or Manager without inquiry as to the authority of the Person signing or purporting to sign such instructions or assignments or as to the validity of any Transfer to or from the name of the Company. At the time of any such Transfer, any such corporation, brokerage firm or transfer agent shall be entitled to assume that (i) the Company is then in existence and (ii) that this Agreement is in full force and effect and has not been amended, in each case, unless such corporation, brokerage firm or transfer agent shall have received written notice to the contrary.

(b) Existence and Good Standing. The Board of Managers may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Board of Managers may file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of limited liability companies and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members and the amounts of their respective capital contributions.

(c) Investment Company Act. The Board of Managers shall use its best efforts to assure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act of 1940, as amended.

Section 6.10 Consent Rights.

(a) Consent Rights of the Managers. The prior written consent of at least one Manager designated by the Vestar Group Majority or any Vestar Manager (as defined in the Securityholders Agreement) shall be required at any time for the Board of Managers, any such other comparable body or any such committee (i) to adopt the annual budget of the Company and its Subsidiaries, (ii) to adopt any annual incentive compensation plan and (iii) to hire or terminate the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer (if any) or any President of the Company or any of its Subsidiaries.

(b) Consent Rights of the Vestar Group Majority Unitholders. Notwithstanding any other provision of this Agreement, the Company and the Board of

Managers shall not, and shall take all action possible to ensure that each Subsidiary of the Company shall not, without the prior written consent of the Vestar Group Majority Holders, do, or cause to be done, or agree to do or cause to be done, any of the following:

(i) any transaction that results in any third party or group of third parties acquiring (A) Equity Securities of the Company possessing the voting power under normal circumstances to elect a majority of the Managers (whether by merger, consolidation or sale or Transfer of the Company’s Equity Securities) or (B) all or substantially all of the Company’s and its Subsidiaries’ assets, determined on a consolidated basis (each transaction described in clause (A) or (B), a “Change of Control”):

(ii) any merger or consolidation involving the Company or any of its Subsidiaries, other than (A) a merger or consolidation of any Subsidiary of the Company with and into the Company, or of two or more Subsidiaries of the Company into one another, or (B) one that qualifies as a Change of Control or (C) one constituting an acquisition that does not require consent under subsection (iii) below;

(iii) any acquisition, including by merger or consolidation, of any business, entity, asset or group of related assets, in any one or a series of related transactions;

(iv) the sale, lease, license or other disposition of, or permitting any Subsidiary to sell, lease, license or otherwise dispose of, directly or indirectly, in any transaction or series of related transactions, assets or any business group, unit or line of business of the Company and/or its Subsidiaries having a Fair Market Value in any one or more (A) related transactions in excess of $2.5 million in any 12-month period or (B) unrelated transactions in excess of $5.0 million in any 12-month period;

(v) the incurrence by the Company and its Subsidiaries of Indebtedness (other than intercompany Indebtedness and any amounts borrowed by the Company and its Subsidiaries as part of the transactions contemplated by the Transaction Documents), in the aggregate principal amount, on a consolidated basis, exceeding $10 million;

(vi) the authorization, issuance or sale of, or the granting of permission to any Subsidiary to authorize, any Equity Securities or rights to acquire any Equity Securities other than issuance of any additional Class B and Class C Units, but without causing the total number of all outstanding Class B and Class C Units at any time to exceed 13% of the aggregate number of Units (other than the Preferred Units);

(vii) transactions with Affiliates (including the entry into, termination of, or any changes, modifications or amendments to, any employment or similar agreements between the Company and/or one or more of its

Subsidiaries, on the one hand, and any senior executive employee of the Company or any of its Subsidiaries, on the other hand) other than those transactions undertaken in compliance with Section 2.4 of the Securityholders Agreement;

(viii) directly or indirectly declare or pay any dividends or make any distributions upon any Units or other Equity Securities of the Company or any of its Subsidiaries, other than Tax Distributions (Section 4.4);

(ix) redeem, purchase or otherwise acquire any Units or other Equity Securities of the Company or any of its Subsidiaries, other than the redemption or repurchase of Units by the Company pursuant to any Management Grant Agreement;

(x) make, or permit any Subsidiary to make, any loan or advance to, guarantee for the benefit of, or investment in, any Person (other than a wholly-owned or controlled Subsidiary), in each case, in an amount exceeding $5.0 million individually or $10.0 million in the aggregate;

(xi) (A) any material change in the business of the Company or any Subsidiary (as in effect on the date hereof), (B) any extension of or entering into a new line of business of the Company or any Subsidiary or (C) engaging in acts making it impossible to carry on the business of the Company or any Subsidiary;

(xii) make any capital expenditures (including commitments with respect to capitalized leases, as is determined in accordance with GAAP) exceeding the approved budget (as adopted pursuant to Section 6.10)) by $5.0 million in the aggregate on a consolidated basis during any 12-month period;

(xiii) become subject to, or permit any of its Subsidiaries to become subject to (including by way of amendment to or modification of), any agreement or instrument which by its terms would (under any circumstances) restrict the Company’s right or ability to perform the provisions of any of the Transaction Documents; or waive compliance by any other person of any obligation of such person under any Transaction Document;

(xiv) any amendment to the organizational documents of the Company or any of its Subsidiaries, including the Certificate and this Agreement;

(xv) the entry into, termination of, or any material changes, modifications or amendments to, any material agreement to which the Company or any Subsidiary is or will be a party or which otherwise is or will be binding on the Company or any Subsidiary, including the Securityholders Agreement and the Management Agreement;

(xvi) the declaration of a Bankruptcy (or acquiescence with respect thereto), dissolution, liquidation, recapitalization or reorganization in any form of transaction of the Company or its Subsidiaries;

(xvii) any change of the Company’s or any of its Subsidiaries’ independent auditors;

(xviii) agree to the creation or incurrence of any Lien other than any Permitted Lien; or

(xix) any significant action affecting allocations made by the Company for Capital Account or tax purposes, Capital Account balances or any tax item of the Company or its Subsidiaries.

(c) Scope of Consent Rights. The Members hereby acknowledge and agree that the determination of the Vestar Group Majority Holders as to whether to consent to any of the actions described in Section 6.10(b) shall be made (i) in the sole discretion of the Vestar Group Majority Holders acting in their own best interests and (ii) without regard to any fiduciary duty.

(d) Termination. The provisions set forth in this Section 6.10 shall terminate upon the consummation of an initial Public Offering.

Section 6.11 Securities in Subsidiaries. The Company shall vote, or cause to be voted, all of the securities it holds in any direct or indirect Subsidiary of the Company as directed by the Board of Managers, or as required by the Securityholders Agreement.

Section 6.12 Liability of Unitholders.

(a) No Personal Liability. Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Unitholder shall have any personal liability whatsoever in such Person’s capacity as a Unitholder, whether to the Company, to any of the other Unitholders, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Each Unitholder shall be liable only to make such Unitholder’s Capital Contribution to the Company, if applicable, and the other payments provided for expressly herein.

(b) Return of Distributions. In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any Manager or other Member.

Section 6.13 Indemnification by the Company. Subject to the limitations and conditions provided in this Section 6.13, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitral (each a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, she or it, or a Person of which he, she or it is the legal representative, is or was a Unitholder, Officer or Manager shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ fees and expenses) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation, if such Person acted in Good Faith. Reasonable expenses incurred by a Person of the type entitled to be indemnified under this Section 6.13 who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Indemnification under this Section 6.13 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 6.13 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.13 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 6.13 could involve indemnification for negligence or under theories of strict liability.

Section 6.14 Investment Representations of Unitholders. Each Unitholder hereby represents, warrants and acknowledges to the Company that: (a) such Unitholder has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Unitholder is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Unitholder.

ARTICLE VII
WITHDRAWAL; DISSOLUTION; TRANSFER OF MEMBERSHIP INTERESTS;
ADMISSION OF NEW MEMBERS

Section 7.1 Unitholder Withdrawal. No Unitholder shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company, except pursuant to a Transfer permitted under this Agreement of all of such Unitholder’s Units to an Assignee, a Member or the Company.

Section 7.2 Dissolution.

(a) Events. Subject to Section 6.10, the Company shall be dissolved and its affairs shall be wound up on the first to occur of (i) the majority vote of the Board of Managers and the consent of the Vestar Majority Holders, or (ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b) Actions Upon Dissolution. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Board of Managers or, in the event of the unavailability of the Board of Managers or if the Board of Managers so determine, such Member or other liquidating trustee as shall be named by the Board of Managers.

(c) Priority. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 7.2 to minimize any losses otherwise attendant upon such winding up. Notwithstanding the generality of the foregoing, within 120 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order: (i) all debts and obligations of the Company, if any, shall first be paid, discharged or provided for by adequate reserves; and (ii) the balance shall be distributed to the Unitholders in accordance with Section 4.1.

(d) Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made and take such other actions as may be necessary to terminate the Company.

(e) Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

(f) Hart-Scott-Rodino. Notwithstanding any other provision in this Agreement, in the event the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is applicable to any Member by reason of the fact that any assets of the Company will be distributed to such Member in connection with the dissolution of the Company, the dissolution of the Company shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Member.

Section 7.3 Transfer by Unitholders. Any Member who shall Transfer any Units in the Company shall cease to be a Member of the Company with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units. Any Member or Assignee who acquires in any manner whatsoever any Units, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company was subject to or by which such predecessor was bound. No Member shall cease to be a Member upon the collateral assignment of, or the pledging or granting of a security interest in, its entire interest in the Company. Any Transfer and any related admission of a Person as a Member in compliance with the provisions of the Securityholders Agreement and this Agreement shall be deemed effective on such date that the Transferee or successor in interest complies with the requirements of the Securityholders Agreement and this Agreement.

Section 7.4 Admission or Substitution of New Members.

(a) Admission. The Board of Managers shall have the right, subject to Section 7.3. to admit as a Substituted Member or an Additional Member any Person who acquires an interest in the Company, or any part thereof, from a Member or from the Company; provided that the Board of Managers shall admit as a Substituted Member, subject to Section 7.4(b), any Transferee who acquires an interest in the Company pursuant to an Exempt Employee Transfer, an Exempt TCW Transfer, an Exempt NYLIM Transfer or an Exempt Individual Transfer. Concurrently with the admission of a Substituted Member or an Additional Member, the Board of Managers shall forthwith (i) amend Schedule B hereto to reflect the name and address of such Substituted Member or Additional Member and to eliminate or modify, as applicable, the name and address of the Transferring Member with regard to the Transferred Units and (ii) cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a Transferee as a Substituted Member in place of the Transferring Member, or the admission of an Additional Member, in each case, at the expense, including payment of any professional and filing fees incurred, of such Substituted Member or Additional Member, unless otherwise determined by the Board of Managers.

(b) Conditions and Limitations. The admission of any Person as a Substituted Member or an Additional Member shall be conditioned upon (i) such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, either by (A) execution and delivery of a counterpart signature page to this Agreement countersigned by a Manager on behalf of the Company or (B) any other writing evidencing the intent of such Person to become a Substituted Member or an Additional Member and such writing is accepted by the Board of Managers on behalf of the Company and (ii) (at the request of the Board of Managers) such Person’s execution and delivery of a counterpart to the Securityholders Agreement.

(c) Prohibited Transfers. Other than pursuant to a Company Sale, any Transfer of a Unit or an Economic Interest shall not be permitted (and, if attempted, shall be void ab initio) if, in the determination of the Board of Managers, (i) such a Transfer would cause the Company to become ineligible for safe harbor treatment under Section 7704 of the Code and Regulations Section 1.7704-l(h) or otherwise would pose a material risk that the Company would be a “publicly traded partnership” as defined in Section 7704 of the Code, or (ii) such Transfer would result in 50 percent or more of the Company’s total “partnership interests” having been “sold or exchanged” in any 12-month period (within the meaning of Section 708(b)(l)(B) of the Code) and the resulting termination of the Company pursuant to Section 708(b)(l)(B) would, in the determination of the Board of Managers, have a more than immaterial adverse effect on the Company or the Members.

(d) Effect of Transfer to Substituted Member. Following the Transfer of any Unit that is permitted under this Section 7.4, the Transferee of such Unit shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Unit, shall succeed to the Capital Account balance associated with such Unit, shall receive allocations and distributions under Article IV, Article V and Section 7.2 in respect of such Unit and otherwise shall become a Substituted Member entitled to all the rights of a Member with respect to such Unit.

Section 7.5 Compliance with Law. Notwithstanding any other provision hereof to the contrary, no sale or other disposition of an interest in the Company may be made except in compliance with all federal, state and other applicable laws, including federal and state securities laws. Nothing in this Section 7.5 shall be construed to limit or otherwise affect any of the provisions of the Securityholders Agreement or the Management Grant Agreements, and to the extent any such provisions apply, they are then to be construed as being incorporated in this Agreement and made a part hereof.

ARTICLE VIII
BOOKS AND RECORDS; FINANCIAL STATEMENTS AND OTHER INFORMATION;
TAX MATTERS

Section 8.1 Books and Records; Management Interviews.

(a) Books and Records. The Company shall keep at its principal executive office (i) correct and complete books and records of account (which, in the case of financial records, shall be kept in accordance with GAAP), (ii) minutes of the proceedings of meetings of the Members, the Board of Managers and any committee of the Board of Managers, (iii) a current list of the Managers, directors and officers of the Company and its Subsidiaries and their respective residence addresses, and (iv) a record containing the names and addresses of all Members, the total number and class of Units held by each Member, and the dates when they respectively became the owners of record thereof. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time.

(b) Inspection of Property. The Company shall permit any representative designated by the Vestar Majority Holders or by any Member than owns in excess of 1.5% of the aggregate number of the total Preferred Units and the Class A Units taken together, upon reasonable notice and during normal business hours and at such other times as such Persons may reasonably request, for any purpose reasonably related to such Member’s interest as a member of the Company, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine any books, minutes and records of the Company and its Subsidiaries (including business and financial records) and make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries, in each case, under such conditions and restrictions (including a confidentiality undertaking or agreement) as the Board of Managers may reasonably prescribe.

Section 8.2 Financial Statements and Other Information.

(a) The Company shall, and shall cause each of its Subsidiaries to, deliver to each Preferred Member and each Class A Member, for so long as such Member (X) holds more than 1.5% of the aggregate number of the Preferred Units and the Class A Units taken together, the items described in this clause (a) or (Y) is an active employee of the Company, the items described in subclauses (i) - (iii) of this clause (a):

(i) as soon as available, but in any event within 30 calendar days after the end of each calendar month in each Fiscal Year, unaudited statements of income and cash flows of RTS and each of its Subsidiaries for such monthly period and for the period from the beginning of the Fiscal Year to the end of such month, and unaudited balance sheets of RTS and each of its Subsidiaries as of the end of such monthly period, setting forth, in each case, comparisons to the annual budget for such Fiscal Year and to the corresponding period in the preceding Fiscal Year, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments for recurring accruals;

(ii) as soon as available, but in any event within 45 calendar days after each Fiscal Quarter during each Fiscal Year, unaudited statements of income and cash flows of RTS and each of its Subsidiaries for such quarterly period and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, and unaudited balance sheets of RTS and each of its Subsidiaries as of the end of such quarterly period, setting forth, in each case, comparisons to the annual budget for such Fiscal Year and to the corresponding period in the preceding Fiscal Year, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments for recurring accruals, and shall be certified by the CEO and the CFO. In addition, such financial statements shall be accompanied by a brief written summary prepared by the CEO and the CFO which summarizes performance highlights, lowlights, variances from the annual budget for such Fiscal Year and the prior year, and an outlook for the ensuing period;

(iii) as soon as available, but in any event within 90 calendar days after the end of each Fiscal Year, statements of income and cash flows of RTS and each of its Subsidiaries for such Fiscal Year, and balance sheets of RTS and each of its Subsidiaries as of the end of such Fiscal Year, setting forth, in each case, comparisons to the annual budget for such Fiscal Year and to the preceding Fiscal Year, all prepared in accordance with GAAP, and accompanied by an opinion, unqualified as to scope or compliance with GAAP, of a nationally recognized independent accounting firm reasonably acceptable to the Vestar Majority Holders, and certified by the CEO and the CFO;

(iv) at such time as any draft of the annual business plan and budget is provided to the Board of Managers for its consideration, a copy of such draft, and, as soon as practicable before the end of each Fiscal Year, a copy of the annual budget approved by the Board of Managers, including projected income statement, cash flow and balance sheet, on a monthly basis for the ensuing Fiscal Year, together with underlying assumptions and a brief qualitative description of the Company’s plan by the CEO and the CFO in support of such budget;

(v) promptly, but in any event within 10 calendar days, after the discovery of any default under any material agreement to which the Company or any of its Subsidiaries is a party, any condition or event that could reasonably be expected to result in any material liability under any federal, state or local statute or regulation relating to public health and safety, worker health and safety or pollution or protection of the environment or any other material adverse change, event or circumstance affecting the Company or any Subsidiary (including the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person that involves any likelihood of such litigation being commenced);

(vi) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning material aspects of the Company’s or such Subsidiary’s operations or financial affairs given to the Company or any Subsidiary by its independent accountants (and not otherwise contained in other materials provided hereunder);

(vii) within 10 calendar days after generation thereof, copies of any internal valuation memoranda or analyses;

(viii) within 10 calendar days after generation thereof, a copy of the monthly management reporting package delivered to the Board of Managers;

(ix) prior to the transmission thereof to the public, copies of all press releases and other written statements made available generally by the Company or any of its Subsidiaries to the public concerning material developments in the Company’s and its Subsidiaries’ businesses; and

(x) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this Section 8.2(a) may reasonably request.

(b) The Unitholders shall be supplied with all other Company information necessary to enable each Unitholder to prepare its federal, state and local income tax returns.

(c) All determinations, valuations and other matters of judgment required to be made for accounting purposes under this Agreement shall be made in Good Faith by the Board of Managers and shall be conclusive and binding on all Unitholders, their Successors in Interest and any other Person, and to the fullest extent permitted by law, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

Section 8.3 Fiscal Year; Taxable Year. Each of the Fiscal Year and the taxable year of the Company shall end on December 31 of each calendar year; provided that the taxable year of the Company shall end on a different date if necessary to comply with Section 706 of the Code.

Section 8.4 Certain Tax Matters.

(a) Preparation of Returns. The Board of Managers shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed. Except as other provided herein, the Board of Managers shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States of America, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. Except as specifically provided otherwise in this Agreement, the Board of Managers may cause the Company to make or refrain from making any and all elections permitted by such tax laws.

(b) Consistent Treatment. Each Unitholder agrees that it shall not, except as otherwise required by applicable law or regulatory requirements, (i) treat, on its individual income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Form K-l or other information statement furnished by the Company to such Unitholder for use in preparing its income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment.

(c) Duties of the Tax Matters Member. In respect of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (A) the Board of Managers shall direct the Tax Matters Member to act for, and such action shall be final and binding upon, the Company and all Unitholders, except to the extent a Unitholder shall properly elect to be excluded from such proceeding pursuant to the Code, (B) all expenses incurred by the Tax Matters Member in connection therewith (including attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of, and payable by, the Company, (C) no Unitholder other than the Tax Matters Member shall have the right to (1) participate in the audit of any Company tax return, (2) file any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit (other than items which are not partnership items within the meaning of Section 6231(a)(4) of the Code or which cease to be partnership items under Section 623l(b)) of the Code reflected on any tax return of the Company,

(3) participate in any administrative or judicial proceedings conducted by the Company or the Tax Matters Member arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, or (4) appeal, challenge or otherwise protest any adverse findings in any such audit conducted by the Company or the Tax Matters Member or with respect to any such amended return or claim for refund filed by the Company or the Tax Matters Member or in any such administrative or judicial proceedings conducted by the Company or the Tax Matters Member and (D) the Tax Matters Member shall keep the Unitholders reasonably apprised of the status of any such proceeding. Notwithstanding the previous sentence, if a petition for a readjustment to any partnership item included in a final partnership administrative adjustment is filed with a District Court or the Court of Claims and the IRS has elected to assess income tax against a Member with respect to that final partnership administrative adjustment (rather than suspending assessments until the District Court or Court of Claims proceedings become final), such Member shall be permitted to file a claim for refund within such period of time as to avoid application of any statute of limitations that would otherwise prevent the Member from having any claim based on the final outcome of that review.

(d) Tax Matters Member. The Company and each Member hereby designate Vestar V as the initial “tax matters partner” for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Board of Managers may remove or replace the Tax Matters Member at any time and from time to time.

(e) Certain Filings. Upon the Transfer of an interest in the Company (within the meaning of the Code), a sale of Company assets or a liquidation of the Company, the Unitholders shall provide the Board of Managers with information and shall make tax filings as reasonably requested by the Board of Managers and required under applicable law.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Schedules. Without in any way limiting the provisions of Section 8.2, a Manager may from time to time execute on behalf of the Company and deliver to the Unitholders schedules that set forth the then current Capital Account balances of each Unitholder and any other matters deemed appropriate by the Board of Managers or required by applicable law. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

Section 9.2 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control.

Section 9.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Member (whether as such Member’s Successor in Interest or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof).

Section 9.4 Confidentiality. By executing this Agreement, each Member expressly agrees to maintain, for so long as such Person is a Member and at all times thereafter, the confidentiality of, and not to disclose to any Person other than the Company, another Member or a Person designated by the Company or any of their respective financial planners, accountants, attorneys or other advisors, any information relating to the business, financial structure, financial position or financial results, clients or affairs of the Company, or any Subsidiary of the Company that shall not be generally known to the public, except as otherwise required by applicable law or by any regulatory or self-regulatory organization having jurisdiction and except in the case of any Member who is employed by any entity controlled by the Company in the ordinary course of its duties; provided, however, that to the extent consistent with applicable law, a Member may provide its customary reports to its stockholders, limited partners, members or other owners, as the case may be, regarding its investment in the Company. Notwithstanding the provisions of this Section 9.4 to the contrary, in the event that any Member desires to undertake any Transfer of its Membership Interest permitted by the Securityholders Agreement, such Member may, upon the execution of a confidentiality agreement (in form reasonably acceptable to the Company’s legal counsel) by the Company and any bona fide potential Transferee, disclose to such potential Transferee (unless such potential Transferee is a direct competitor of the Company or its Affiliates) information of the sort otherwise restricted by this Section 9.4 if such Member reasonably believes such disclosure is necessary for the purpose of Transferring such Membership Interest to the bona fide potential Transferee.

Section 9.5 Amendments. Subject to Section 6.10, the Board of Managers may, to the fullest extent allowable under Delaware law, amend or modify this Agreement; provided that if an amendment or modification (i) changes the order of priority of distributions to any class of Units relative to any other class of then outstanding Units, then such class of Members, by majority vote, must approve such amendment or modification or (ii) changes the rights of the holders of the same class of Units to share ratably in distributions of such class, then the Members so differently treated must approve such amendment or modification. For the avoidance of doubt the Board of Managers may amend this Agreement without the consent of any class of Members in order to provide for the creation and/or issuance of, with the consent of the Vestar Majority Holders, any other class of units or other securities (whether of an existing or new class), and to make any such other amendments as it deems necessary or desirable to reflect such additional issuances and to add parties to this Agreement as contemplated by this Agreement; provided further that no amendment shall be effective without the consent of each Member that would be adversely affected by such amendment if such amendment (a) modifies the limited liability of a Member, or (b) amends this Section 9.5.

Section 9.6 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member at such

Member’s address or facsimile number shown in the Company’s books and records, or, if given to the Company, at the following address:

Radiation Therapy Investments, LLC

c/o Vestar Capital Partners V, L.P.

245 Park Avenue

41st Floor

New York, NY 10167

Attention: James L. Elrod, Erin Russell and General Counsel

Facsimile: (212) 808-4922

and

Radiation Therapy Services, Inc.

2234 Colonial Boulevard

Fort Myers, FL 33907

Attention: Dr. Dosoretz

Facsimile: (239) 931-7380

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Attention: Michael Movsovich, Esq.

Facsimile: (212) 446-6460

and

Shumaker, Loop & Kendrick, LLP

101 East Kennedy Boulevard

Suite 2800

Tampa, Florida 33602

Attn: Darrell C. Smith, Esq.

Facsimile: (813) 229-1660

Each proper notice shall be effective upon any of the following: (a) personal delivery to the recipient, (b) when sent by facsimile to the recipient (with confirmation of receipt), (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) three Business Days after being deposited in the mails (first class or airmail postage prepaid).

Section 9.7 Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 9.8 Power of Attorney. Each Member hereby irrevocably appoints each Manager as such Member’s true and lawful representative and attorney-in-fact, each acting alone, in such Member’s name, place and stead, (a) to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or which may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof and (b) to execute, implement and continue the valid and subsisting existence of the Company or to qualify and continue the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business. No Manager, as representative and attorney-in-fact, however, shall have any rights, powers or authority to amend or modify this Agreement when acting in such capacity, except as expressly provided herein. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any Member for any reason and shall survive and shall not be affected by the disability or incapacity of such Member.

Section 9.9 Entire Agreement. This Agreement, and the other documents and agreements referred to herein or entered into concurrently herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. Notwithstanding any other provision in this Agreement, wherever a conflict exists between this Agreement and the Securityholders Agreement, the provisions of the Securityholders Agreement shall control, but solely to the extent of such conflict.

Section 9.10 Arbitration.

(a) Any dispute with regard to this Agreement that is not resolved by mutual agreement, other than as provided in Section 9.10(b), shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) in New York City pursuant to the rules of AAA. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16 and shall be conducted in accordance with the rules and procedures of AAA. Any judgment upon the reward rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or findings of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocably waives any claim to such damages. The costs of AAA and the arbitrator shall be borne by the Company. Each party shall bear its own costs (including, without limitation, legal fees and fees of any experts) and out-of-pocket expenses.

(b) The parties hereby agree and stipulate that in the event of any breach or violation of this Agreement by any other party hereto, either threatened or actual, the non-breaching parties’ rights shall include, in addition to any and all other rights available to any such non-breaching party at law or in equity, the right to seek and obtain any and all injunctive relief or restraining orders available to it in courts of proper jurisdiction, so as to prohibit, bar, and restrain any and all such breaches or violations by any other party hereto. Each of the parties hereto further agrees that no bond need be filed in connection with any request by any other party hereto for a temporary restraining order or for temporary or preliminary injunctive relief.

Section 9.11 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 9.12 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 9.13 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, distributions, capital or property other than as a secured creditor.

Section 9.14 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 9.15 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 9.16 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[END OF PAGE]
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RADIATION THERAPY INVESTMENTS, LLC

By:	/s/ Erin L. Russell
Name: Erin L. Russell Title: Vice President

[Signature Page to LLC Agreement]

TCW/CRESCENT MEZZANINE PARTNERS V, L.P.

By: TCW/Crescent Mezzanine Management V, LLC
Its: Investment Manager

By: TCW Asset Management Company
Its: Sub-Advisor

By:	/s/ Authorized Signatory
Name: Title:

By:	/s/ Authorized Signatory
Name: Title:

TCW/CRESCENT MEZZANINE PARTNERS VB, L.P.

By: TCW/Crescent Mezzanine Management V, LLC
Its: Investment Manager

By: TCW Asset Management Company
Its: Sub-Advisor

By:	/s/ Authorized Signatory
Name: Title:

By:	/s/ Authorized Signatory
Name: Title:

[Signature Page to LLC Agreement]

TCW/CRESCENT MEZZANINE PARTNERS VC, L.P.

By: TCW/Crescent Mezzanine Management V, LLC
Its: Investment Advisor

By: TCW Asset Management Company
Its: Sub-Advisor

By:	/s/ Authorized Signatory
Name: Title:

By:	/s/ Authorized Signatory
Name: Title:

MAC EQUITY HOLDING, LLC

By: MAC Capital, Ltd.
Its: Sole Member

By: TCW Advisors, Inc., as attorney-in-fact

By:	/s/ Julia K. Haramis
Name: Julia K. Haramis Title: Vice President

By:	/s/ Scott E. Feldman
Name: Scott E. Feldman Title: Vice President

[Signature Page to LLC Agreement]

NEW YORK LIFE INVESTMENT MANAGEMENT MEZZANINE PARTNERS II, LP

By: NYLIM Mezzanine Partners II GenPar, LP
Its: General Partner

By: NYLIM Mezzanine Partners II GenPar GP, LLC
Its: General Partner

By:	/s/ Authorized Signatory
Name: Steven M. Benevento Title: Executive Vice President

NYLM MEZZANINE PARTNERS II PARALLEL FUND, LP

By: NYLIM Mezzanine Partners II GenPar, LP
Its: General Partner

By: NYLIM Mezzanine Partners II GenPar GP, LLC
Its: General Partner

By:	/s/ Authorized Signatory
Name: Steven M. Benevento Title: Executive Vice President

[Signature Page to LLC Agreement]

SCHEDULE A

RADIATION THERAPY INVESTMENTS, LLC
SCHEDULE OF UNITS

(as of March 25, 2008)

Members	Preferred Units	Class A Units	Class B Units	Class C Units	Aggregate Capital Contributions

Vestar Capital Partners V, L.P.	224,728.4227	4,260,078.2606	0.0000	0.0000	$267,329,205.28

Vestar Capital Partners V-A, L.P.	61,805.5188	1,171,620.1453	0.0000	0.0000	$73,521,720.30

Vestar Executive V, L.P.	3,732.5095	70,755.5469	0.0000	0.0000	$4,440,064.94

Vestar Holdings V, L.P.	12,365.0257	234,398.3758	0.0000	0.0000	$14,709,009.48

Vestar Total	302,631.4767	5,736,852.3286	0.0000	0.0000	$360,000,000.00

Vestar/ Radiation Therapy Investments, LLC	121,893.2337	2,310,676.6324	0.0000	0.0000	$145,000,000.00

TCW/Crescent Mezzanine Partners V, L.P.	6,189.8643	117,338.5452	0.0000	0.0000	$7,363,249.71

TCW/Crescent Mezzanine Partners VB, L.P.	998.7779	18,933.3952	0.0000	0.0000	$1,188,111.86

TCW/Crescent Mezzanine Partners VC, L.P.	2,430.7155	46,078.0086	0.0000	0.0000	$2,891,495.57

MAC Capital, Ltd./MAC Equity Holdings, LLC	468.3582	8,878.4619	0.0000	0.0000	$557,142.86

Members	Preferred Units	Class A Units	Class B Units	Class C Units	Aggregate Capital Contributions

New York Life Investment Management Mezzanine Partners II, LP	2,024.1801	38,371.4961	0.0000	0.0000	$2,407,895.10

NYLIM Mezzanine Partners II Parallel Fund, LP	497.7488	9,435.6066	0.0000	0.0000	$592,104.90

TCW Total	12,609.6449	239,035.5137	0.0000	0.0000	$15,000,000.00

Daniel E. Dosoretz	37,828.9514	717,106.8598	315,757.5000	423,433.8715	$45,100,131.07

James Rubenstein	18,704.2960	354,569.1461	12,630.3000	32,664.8987	$22,254,778.32

Howard Sheridan	9,457.2379	179,276.7149	4,210.1000	10,888.2996	$11,251,601.94

Michael Katin	13,450.2963	254,971.3740	0.0000	0.0000	$16,000,010.00

Norton Travis	840.6430	15,935.7009	42,101.0000	108,882.9955	$1,015,969.40

David Watson	126.0964	2,390.3551	12,630.3000	32,664.8987	$154,790.82

Madlyn Dornaus	546.4179	10,358.2056	4,210.1000	10,888.2996	$651,596.94

Daniel Galmarini	2,521.9101	47,806.7442	63,151.5000	163,324.4933	$3,023,931.60

Bruce Nakfoor	2,101.6054	39,839.2124	0.0000	0.0000	$2,499,997.50

Eduardo Fernandez and Angelica Guckes, tenants by the entireties	840.6640	15,936.0993	8,420.2000	21,776.5991	$1,003,218.88

Connie Mantz	420.3215	7,967.8505	8,420.2000	21,776.5991	$503,193.88

James Orr	1,260.9645	23,903.5514	0.0000	0.0000	$1,500,000.00

Hugo Myslicki	92.8911	1,760.8950	6,315.1500	16,332.4493	$112,895.41

Steve Patrice	840.6640	15,936.0993	0.0000	0.0000	$1,000,025.00

Quinten Black	109.2836	2,071.6411	0.0000	0.0000	$130,000.00

John Miksa	126.1133	2,390.6739	0.0000	0.0000	$150,020.00

Keith Miller	210.1607	3,983.9252	0.0000	0.0000	$250,000.00

Members	Preferred Units	Class A Units	Class B Units	Class C Units	Aggregate Capital Contributions

Larry Silverman	68.3022	1,294.7757	0.0000	0.0000	$81,250.00

Ricardo Andisco	0.0000	0.0000	16,840.4000	43,553.1982	$6,387.76

James Eaton	420.3215	7,967.8505	4,210.1000	10,888.2996	$501,596.94

Andrew Woods	420.3215	7,967.8505	4,210.1000	10,888.2996	$501,596.94

Margarita Suarez	0.0000	0.0000	2,105.0500	5,444.1498	$798.47

Management Total	90,387.4622	1,713,435.5253	505,212.0000	913,407.3514	$107,693,790.87

Reserve	0.0000	0.0000	21,050.5000	54,441.4978	$0

Total	527,521.8175	10,000,000.0000	526,262.5000	967,848.8492	$627,693,790.87

SCHEDULE B
SCHEDULE OF MEMBERS

(as of March 25, 2008)

Name of Member	Address of Member

VESTAR CAPITAL PARTNERS V, L.P.	c/o Vestar Capital Partners 245 Park Avenue, 41st Floor New York, NY 10167 Attn: James L. Elrod, Erin Russell and General Counsel Facsimile: (212) 808-4922

VESTAR CAPITAL PARTNERS V-A, L.P.	c/o Vestar Capital Partners 245 Park Avenue, 41st Floor New York, NY 10167 Attn: James L. Elrod, Erin Russell and General Counsel Facsimile: (212) 808-4922

VESTAR EXECUTIVE V, L.P.	c/o Vestar Capital Partners 245 Park Avenue, 41st Floor New York, NY 10167 Attn: James L. Elrod, Erin Russell and General Counsel Facsimile: (212) 808-4922

VESTAR HOLDINGS V, LP.	c/o Vestar Capital Partners 245 Park Avenue, 41st Floor New York, NY 10167 Attn: James L. Elrod, Erin Russell and General Counsel Facsimile: (212) 808-4922

VESTAR/RADIATION THERAPY INVESTMENTS, LLC	c/o Vestar Capital Partners 245 Park Avenue, 41st Floor New York, NY 10167 Attn: James L. Elrod, Erin Russell and General Counsel Facsimile: (212) 808-4922

TCW/CRESCENT MEZZANINE PARTNERS V, L.P.	11100 Santa Monica Blvd., Suite 2050 Los Angeles, CA 90025

TCW/CRESCENT MEZZANINE PARTNERS VB, L.P.	11100 Santa Monica Blvd., Suite 2050 Los Angeles, CA 90025

TCW/CRESCENT MEZZANINE PARTNERS VC, L.P.	11100 Santa Monica Blvd., Suite 2050 Los Angeles, CA 90025

NEW YORK LIFE INVESTMENT MANAGEMENT MEZZANINE PARTNERS II, L.P.	51 Madison Avenue 16th Floor New York, New York 10010

NYLIM MEZZANINE PARTNERS II PARALLEL FUND, L.P.	51 Madison Avenue 16th Floor New York, New York 10010

ANDISCO, RICARDO	6916 Erin Marie Ct. Fort Myers, FL 33919

BLACK, QUINTEN C.	816 Quill Gordon Ct. Biltmore Lake, NC 28715

DORNAUS, MADLYN	18930 Knoll Landing Dr. Fort Meyers, FL. 33908

DOSORETZ, DANIEL E.	13221 Ponderosa Way Fort Meyers, FL. 33907

EATON, JAMES	P.O. Box 1713 Tallahassee, Fl. 32301

FERNANDEZ, EDUARDO	4351-NE 22 Avenue Fort Lauderdale, Fl. 33308

GALMARINI, DANIEL H.	7051 Pelican Colony Blvd. #1903 Bonita Springs, FL. 34134

KATIN, MICHAEL J.	2234 Colonial Blvd. Fort Meyers, FL. 33907

MANTZ, CONSTANTINE A.	1676 Morning Glory Court Fort Meyers, FL. 33901

MIKSA, JOHN W.	2071 SE 28th St. Cape Coral, FL. 33904

MILLER, KEITH L.	12731 Terebella Way Fort Meyers, FL. 33912

MYSLICKI, HUGO H.	9660 Falconer Way Estero, FL. 33928

NAKFOOR, BRUCE	340 Colony Drive Naples, FL. 34108

ORR, JAMES W.	21 George Town Fort Meyers, FL.

PATRICE, STEPHEN J.	245 Osprey Point Drive Osprey, FL. 34229

RUBENSTEIN, JAMES	13301 Ponderosa Way Fort Meyers, FL. 33907

SHERIDAN, HOWARD M.	842 Cal Cove Drive Fort Meyers, FL. 33919

SILVERMAN, LARRY	7691 Donald Ross Rd W Sarasota, FL. 34240

SUAREZ, MARGARITA	7710 Ahoy Avenue Naples, FL 34109

TRAVIS, NORTON L.	350 East 57th Street - Apt. 9A New York, NY. 10022

WATSON, DAVID N.T.	7385 Stonegate Dr. Naples, FL. 34109

WOODS, ANDREW	12 Brierleigh Court Lutherville, MD. 21093